Exhibit 11(b)

                                                              September 12, 2008

BlackRock Funds(SM)
100 Bellevue Parkway
Wilmington, DE 19809

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019

Ladies and Gentlemen:

      We have acted as special Massachusetts counsel to BlackRock Capital Appreciation Portfolio (the "Acquiring Fund"), a series of BlackRock Funds, a Massachusetts business trust (the "Trust"), in connection with the Trust's Pre-effective Amendment No. 1 to the Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission on or about September 12, 2008 (the "Registration Statement"), with respect to the Acquiring Fund's Investor A Shares and Institutional Shares of beneficial interest, $0.001 par value per share (the "Shares") to be issued in exchange for all of the assets and certain stated liabilities of PNC Equity Growth Fund (the "Acquired Fund"), a series of PNC Funds, Inc., as described in the Registration Statement (the "Reorganization"). You have requested that we deliver this opinion to you in connection with the Trust's filing of the Registration Statement.

      In connection with the furnishing of this opinion, we have examined the following documents:

      (a) a certificate of the Secretary of the Commonwealth of Massachusetts as to the existence of the Trust;

      (b) a copy, certified by the Secretary of the Commonwealth of Massachusetts, of the Trust's Declaration of Trust dated December 22, 1988, and all amendments thereto on file with the Secretary of the Commonwealth (the "Declaration");

      (c) copies, certified by the Secretary of the Commonwealth of Massachusetts, of the Trust's Certificates relating to the Classification of Shares (the "Designations");

      (d) a certificate executed by an appropriate officer of the Trust, certifying as to, and attaching copies of, the Trust's Declaration, Code of Regulations, and certain resolutions adopted by the Trustees of the Trust at a meeting held on July 7, 2008 authorizing the Reorganization (the "Resolutions");

      (e) a draft received on August 26, 2008 of the Registration Statement; and

      (f) a copy of the Agreement and Plan of Reorganization to be entered into by the Trust, providing for (a) the acquisition by the Trust of all the assets and certain stated liabilities of the Acquired Fund in exchange for the Shares,
(b) the pro rata distribution of the Shares to the holders of the shares of the Acquired Fund and (c) the subsequent termination of the Acquired Fund, in the form included as Appendix B to the combined

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Prospectus/Proxy Statement included in the draft Registration Statement referred to in paragraph (e) above (the "Agreement and Plan of Reorganization").

      In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Registration Statement as filed with the Securities and Exchange Commission will be in substantially the form of the draft referred to in paragraph (e) above, and that the Agreement and Plan of Reorganization will be duly completed, executed and delivered by the parties thereto in substantially the form of the copy referred to in paragraph (f) above. We note that the resolutions of the Board of Trustees of the Trust adopted on July 7, 2008, as attached to the certificate referenced in paragraph (d) above and reviewed by us in connection with rendering this opinion, are in draft form, and we have assumed for the purposes of this opinion that the resolutions of such meeting will be finalized and incorporated into minutes approved by the Trust's Trustees, prior to the issuance of the Shares, in substantially the form attached to such certificate. We further note that under the Declaration and Designations, the Acquiring Fund is given an alphabetical designation and we understand that the Acquiring Fund's Investor A Shares are designated as Class EEE-2 and Institutional Shares are designated as Class EEE-3. We have also assumed for the purposes of this opinion that the Declaration, the Resolutions and the Agreement and Plan of Reorganization will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of such Shares.

      This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

      This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts, as applied by courts located in Massachusetts (other than Massachusetts securities laws, as to which we express no opinion), to the extent that the same may apply to or govern the transactions referred to herein. No opinion is given herein as to the choice of law or internal substantive rules of law, which any tribunal may apply to such transaction. In addition, to the extent that the Trust's Declaration or Code of Regulations refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended (the "Act"), or any other law or regulation applicable to the Trust, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Trust with such Act and such other laws and regulations.

      We understand that all of the foregoing assumptions and limitations are acceptable to you.

      Based upon and subject to the foregoing, please be advised that it is our opinion that the Shares, when issued and sold in accordance with the Trust's Declaration and the Resolutions and for the consideration described in the Agreement and Plan of Reorganization, will be validly issued, fully paid and nonassessable, except that

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shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

         This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        BINGHAM McCUTCHEN LLP